Exhibit 99.1

TII NETWORK TECHNOLOGIES REPORTS SECOND QUARTER 2007 RESULTS

EDGEWOOD, NY – AUGUST 13, 2007 – TII Network Technologies, Inc. (Nasdaq: TIII), a company that helps bridge service provider technology to consumer communication needs, today announced its results of operations for the three and six months ended June 30, 2007.

Net sales for the three months ended June 30, 2007 were $13.7 million compared to $11.2 million for the comparable prior year period, an increase of $2.5 million or 22.5%. Net sales for the six months ended June 30, 2007 were $22.2 million compared to $20.6 million for the comparable prior year period, an increase of $1.5 million or 7.4%. The increases in the 2007 periods over the same periods in 2006 was primarily due to sales of the Company’s new HomePlug® products, offset, in part, by a decrease in sales of network interface devices.

Gross profit for the three months ended June 30, 2007 was $3.5 million compared to $3.8 million for the comparable prior year period, a decrease of $214,000 or 5.7%, while gross profit margin decreased to 25.8% from 33.5%. Gross profit for the six months ended June 30, 2007 was $6.3 million compared to $6.9 million for the comparable prior year period, a decrease of $609,000 or 8.8%, while gross profit margin decreased to 28.6% from 33.7%. The decrease in gross profit is primarily attributable to charges related to the closing of the Company’s Puerto Rico facility (severance charges of $461,000 and accelerated deprecation of $85,000 recorded in the three months ended June 30, 2007) and sales of HomePlug® products under a contract that was won in a competitive bid at lower then traditional margins.

Selling, general and administrative expenses for the three months ended June 30, 2007 were $2.6 million compared to $2.5 million for the comparable prior year period, an increase of $106,000 or 4.2%. Selling, general and administrative expenses for the six months ended June 30, 2007 were $5.2 million compared to $4.8 million for the comparable prior year period, an increase of $458,000 or 9.6%. These increase are primarily attributable to (i) an increase of approximately $40,000 in the three month 2007 period and $239,000 in the six month 2007 period in professional and consulting fees related to tax consulting services, higher audit fees, and non-capitalizable costs related to the implementation of a new enterprise resource planning computer software system, (ii) an increase of approximately $49,000 in the three month 2007 period and $155,000 in the six month 2007 period in share-based compensation expense as a result of the vesting of stock options granted in the second half of 2006 and beginning of 2007, and (iii) an increase of approximately $41,000 in the three month 2007 period and $89,000 in the six month 2007 period in salary and employee benefit expenses as a result of additional personnel hired in mid to late 2006.

Research and development expenses for the three months ended June 30, 2007 were $498,000 compared to $535,000 for the comparable prior year period, a decrease of $37,000 or 6.9%. This decrease is attributable to a decrease in amounts expended in the development of products such as the HomePlug®, OutRigger™ and DSL products, which were in the product development stage in the 2006 periods and not in the comparable 2007 periods, partially offset by an increase in salaries and employee benefits. Research and development expenses for the six months ended June 30, 2007 were $1.0 million compared to $979,000 for the comparable prior year period, an increase of $32,000 or 3.3%. This increase is attributable to an increase in salaries, employee benefit expenses and share-based compensation expense, partially offset by a decrease in amounts expended in the development of products such as the HomePlug®, OutRigger™ and DSL products.

During the three months ended June 30, 2007 and 2006, the Company recorded provisions for income taxes of $267,000 and $310,000, respectively. During the six months ended June 30, 2007 and 2006, the Company recorded provisions for income taxes of $181,000 and $538,000, respectively. The Company’s income tax provision for each period consists of U.S. taxes in amounts necessary to align its year-to-date tax provision with the effective tax rate the Company expects to achieve for the full year, including U.S. federal alternative minimum taxes and state minimum taxes that are expected to be incurred. That rate differs from the U.S. statutory rate primarily as a result of limitations on the Company’s ability to utilize net operating losses under the alternative minimum tax system and the non-deductibility of certain share-based compensation expense for income tax purposes that has been recognized for financial statement purposes. For the three months ended June 30, 2007, the Company's income tax provision also includes a discrete item for $69,200 of tax expense related to a change in deferred taxes resulting from a change in New York state tax law enacted in April 2007. In addition to this change in deferred taxes, the provision for the six months ended June 30, 2007 also includes discrete items for (i) $22,000 of tax expense related to state income taxes incurred in periods prior to 2007 based upon the Company’s evaluation of information obtained in 2007, and (ii) $2,695 of tax benefit related to disqualifying dispositions of incentive stock options.

Kenneth A. Paladino, President and Chief Executive Officer, stated: “Our increase in sales reflects our on-going success focusing on new markets and products, as evidenced by the sales of our new HomePlug® networking products under our recently announced order and continued strength in our VoIP product lines. Looking forward, we believe that we will continue to see growth in these areas as well as contributions from other new products that are currently in development. The charges related to the closing of our Puerto Rico facility have negatively impacted our cost of sales this quarter, however, we believe that the benefits from this consolidation will more than justify these costs.”

About TII Network Technologies, Inc.

TII Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, is a leader in developing and manufacturing advanced network technology solutions for the telecommunications industry. Products include: IPTV, VoIP, network interface devices, surge protection products and residential gateway systems that give service providers the technology to deliver their services more efficiently. Additional information about the company can be found at www.tiinettech.com.

Forward Looking Statement:

Certain statements in this Report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this Report, words such as “may,” “should,” “seek,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “strategy” and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect the Company’s future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements. These factors include, but are not limited to: (i) exposure to increases in the cost of the Company’s products, including increases in the cost of the Company’s petroleum-based plastic products and precious metals; (ii) dependence for products and product components from Pacific Rim contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs and changes in the valuation of the Chinese Yuan; (iii) dependence on, and ability to retain, the Company’s “as-ordered” general supply agreements with its largest customer and ability to win new contracts; (iv) continued dependence on the traditional copper-based telephone operating company (“Telco”) market which has been declining over the last several years due principally to the impact of alternate technologies; (v) the level of inventories maintained by the Company’s customers; (vi) the ability to market and sell products to new markets beyond its principal copper-based Telco market; (vii) the ability to timely develop products and adapt the Company’s existing products to address technological changes, including changes in its principal market; (viii) weather and similar conditions, particularly the effect of hurricanes or typhoons on the Company’s manufacturing, assembly and warehouse facilities in Puerto Rico and the Pacific Rim; (ix) competition in the Company’s traditional Telco market and new markets the Company is seeking to penetrate; (x) potential changes in customers’ spending and purchasing policies and practices; (xi) general economic and business conditions, especially as they pertain to the Telco industry; (xii) dependence on third parties for certain product development; (xiii) risks inherent in new product development and sales, such as start-up delays and uncertainty of customer acceptance; (xiv) the ability to attract and retain technologically qualified personnel (see “Business-Product Development”); and (xv) the availability of financing on satisfactory terms.

CONTACT:

TII Network Technologies, Inc.
(631) 789-5000

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— Statistical Tables Follow —

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net sales	$13,731	$11,211	$22,158	$20,638
Cost of sales	10,184	7,450	15,819	13,690

Gross profit	3,547	3,761	6,339	6,948

Operating expenses:
Selling, general and administrative	2,647	2,541	5,215	4,756
Research and development	498	535	1,011	979

Total operating expenses	3,145	3,076	6,226	5,735

Operating income	402	685	113	1,213
Interest expense	(6)	(3)	(6)	(3)
Interest income	38	62	85	106
Other income	2	3	1	2

Income before income taxes	436	747	193	1,318
Income tax provision	267	310	181	538

Net income	$169	$437	$12	$780

Net income per common share:
Basic	$0.01	$0.04	$0.00	$0.06

Diluted	$0.01	$0.03	$0.00	$0.06

Weighted average common shares outstanding:
Basic	12,726	12,377	12,669	12,361
Diluted	14,616	13,408	14,606	13,386

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2007 (Unaudited)	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$839	$5,362
Accounts receivable, net of allowance for doubtful accounts of $87 at	9,076	3,068
June 30, 2007 and $30 at December 31, 2006
Inventories	7,102	8,364
Deferred tax assets, net	606	1,251
Other current assets	449	277

Total current assets	18,072	18,322
Property, plant and equipment, net	9,322	7,119
Deferred tax assets, net	4,390	3,899
Other assets, net	105	125

Total assets	$31,889	$29,465

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,152	$718
Accrued liabilities	1,891	1,914

Total current liabilities	4,043	2,632

Total liabilities	4,043	2,632
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $1.00 per share; 1,000,000
shares authorized, including 30,000 shares of series D
junior participating; no shares outstanding	--	--
Common stock, par value $.01 per share; 30,000,000
shares authorized; 13,003,191 shares issued and
12,985,554 shares outstanding as of June 30, 2007,
and 12,550,306 shares issued and 12,532,669 shares
outstanding as of December 31, 2006	130	126
Additional paid-in capital	40,143	39,146
Accumulated deficit	(12,146)	(12,158)

	28,127	27,114
Less: Treasury shares, at cost, 17,637 common shares at
June 30, 2007 and December 31, 2006	(281)	(281)

Total stockholders' equity	27,846	26,833

Total liabilities and stockholders' equity	$31,889	$29,465

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